                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

Performance Licensing Co.
350 FIFTH AVE., SUITE 724 NEW YORK, NY 10118
(212) 971-6666/7  FAX (212) 971-5668 E-MAIL PLCNY@AOL.COM


                       LICENSING AGREEMENT DATED JULY 10, 19
                         ULTIMATE SPORTS ENTERTAINMENT AND
                           MLB PLAYERS ALUMNI ASSOCIATION
                                     SCHEDULE B

The Major League Baseball Alumni Association grants to Ultimate Sports Entertainment, Inc. the rights to explore and pursue any and all opportunities in an effort to develop ancillary projects with regard to the animated cartoon superheroes characters created under the license herein. These ancillary projects may include action figures, video games, film/television/home video, apparel, etc. The MLB Alumni Association retains all approval rights over any such ancillary projects.


Upon the completion of any ancillary project contracts, said contracts will be added to this License Agreement to be governed hereunder.

SIGNED:




MAJOR LEAGUE ALUMNI MARKETING




PERFORMANCE LICENSING COMPANY




ULTIMATE SPORTS ENTERTAINMENT, INC.

THIS AGREEMENT is made on the Fifteen day of November 1999 by and

BETWEEN

(1) PERFORMANCE LICENSING, a division of The Copyrights Group Limited of Manor Barn, Milton Nr Banbury, Oxon OX15 4HH, United Kingdom ("the Licensor") of the one part and

(2) ULTIMATE SPORTS ENTERTAINMENT, INC. a corporation with offices at 2444 Wilshire Blvd., Suite 414 Santa Monica, CA 90403, the United States of America

        WHEREAS, Licensor has been granted a license to use certain service marks and trademarks owned by the Major League Baseball Players Alumni Association (MLBPAA); and

        WHEREAS, Major League Alumni Marketing, Inc. (MLAM) is a wholly owned subsidiary of MLBPAA, and as such is a duly authorized licensee of MLBPAA; and

        WHEREAS, MLBPAA has entered into license agreement with Major League Baseball Properties, Inc. (MLBP) under which MLBPAA has been granted a licence to use the trademarks "Major League" and "Major League Baseball" with restrictions; and

        WHEREAS, it has become necessary to pass these restrictions along to MLBPAA's licensees; and

        WHEREAS, MLAM is a licensee of MLBPAA, and as such must comply with the said restrictions; and

        WHEREAS, Licensor, as a duly authorized Licensee of MLAM, warrants that it has the right to sub-license the aforementioned service marks and trademarks to Ultimate Sports Entertainment, Inc. for commercial purposes; and

        WHEREAS, Ultimate Sports Entertainment, Inc. has agreed to comply with the agreement between MLBPAA and MLBP, dated July 25, 1997, and Licensor's agreement with MLAM dated July 10, 1999, according to the applicable terms of said agreements which are set forth in paragraph numbered 2 of this agreement; and

        WHEREAS, Licensee desires to use and Licensor is willing to grant Licensee the right to use the service marks and trademarks on or in connection with the sale, offering for sale, distribution and advertising of animated comic books, posters and postcards featuring cartoon super heroes based on MLBPAA Alumni in the United States of America its territories and possessions ("the Licensed Territory");

        NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions contained herein, it is hereby agreed as follows:

  1. Grant of License

     (a) Licensor hereby grants to Licensee an exclusive, non-transferable, nonassignable license, without the right to sublicense, to: (i) use the Service Mark and Trademark (hereinafter "Marks") in connection with the sale, offering for sale, distribution and advertising of animated comic books, posters and postcards featuring cartoon super heroes based on MLBPAA Alumni within the Licensed Territory and (ii) to affix the "Marks" to such product itself and to the packaging, advertising and other promotional material used or distributed in connection with the sale of such product within the Licensed Territory (such material to which the Marks has been affixed being the "Packaging and Promotional Material"). As used herein, the term "Licensed Product" shall mean all such product on which, or in connection with the sale, offer to sell, distribution or advertising of Licensed Product in any area outside of the Licensed Territory and that it will not knowingly sell or distribute any Licensed Product to any person or entity who intend(s), or is likely to sell, offer to sell, distribute or advertise Licensed Product outside of the Licensed Territory.

     (b) Licensee agrees that it will at all times during the term of this Agreement use its best efforts to actively market Licensed Product so as to maximize the Royalties payable to Licensor under this Agreement.

     (c) Notwithstanding any rights granted hereunder, all rights relating to the Marks are expressly reserved by Licensor.

     (d) Licensee agrees that upon the termination of this Agreement, it shall immediately cease the manufacture, sale, offering for sale, distribution and advertising of Licensed Product, and shall no longer use, in any manner whatsoever, the Marks or any colorable imitation thereof. This covenant shall survive the termination of this Agreement subject to paragraph 13.

     (e) Licensed Product may not be used as premiums, promotions or loss leaders, unless approved in writing by the Licensor.

  2. The Major League Baseball Properties, Inc. Agreement

     MLAM is a wholly-owned subsidiary of the Major League Baseball Players Alumni Association (MLBPAA). MLBPAA has entered into a License Agreement with Major League Baseball Properties, Inc., under which MLBPAA has been granted licenses to use the Marks "Major League" and "Major League Baseball" with certain restrictions. Accordingly, it is necessary to pass these restrictions along to MLBPAA's licensees. MLAM is licensee of MLBPAA and as such must comply with the aforementioned restrictions.

Consequently, it has become necessary to pass along these restrictions to MLAM's licensees. Licensor and Licensee agree to comply with the following additional obligations and restrictions:

(a) The existing license shall include the Marks "Major League Baseball Players Alumni" and the silhouette batter design, as shown in Exhibit A hereto.

(b) In the event that Licensee wishes to adopt any new Mark or modifications which incorporate either the word "Major League" or "Major League Baseball", Licensee shall submit a written request to Licensor and MLAM for approval prior to use, which approval shall not be unreasonably withheld, and upon approval by MLAM, the marks shall be made part of Exhibit A hereto by written amendment. It is understood that MLAM must request similar approval from MLBPAA and Major League Baseball Properties, Inc.

(c) It is understood that the license granted herein does not include the right to use "Major League" or "Major League Baseball" alone as a mark.

(d) All product packaging, hang tags, stationery, written advertising, promotional materials, brochures, newsletters and other printed materials covered under license with MLBPAA bearing the designation "Major League" or "Major League Baseball" will carry a notice that "Major League Baseball" (or "Major League") is a registered trademark owned by Major League Baseball Properties, Inc., used under license. Where such notice is impracticable, the Marks, "Major League" and "Major League Baseball" shall be followed by a -Registered Trademark- or -TM- symbol, as appropriate, to indicate the independent trademark rights of Major League Baseball Properties in the mark.

(e) Licensee shall maintain a general liability insurance policy and/or product liability insurance policy to cover the licensed product. Licensee shall cause its policies to be amended to name MLBPAA, MLAM, Major League Baseball Enterprises, Inc., Major League Baseball Properties, Inc., Major League Baseball Properties (Canada), Baseball Television, Inc. (BTI) d/b/a Major League Baseball International, the American League of Professional Baseball Clubs and its individual member clubs the National League of Professional Baseball Clubs and its individual member clubs and each of their respective successors and assigns, as additional named insured parties.

(f) Any proposed use by Licensee of MLBPAA name and logo, including, without limitation, in literature,promotional materials, or print advertisement, shall be submitted at Licensee's expense to Licensor and MLAM for approval prior to use, and such approval shall not be unreasonably withheld. MLAM

                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

    will approve or disapprove any promotional materials within twenty-one (21) days of its receipt. In the event that MLAM fails to respond within the twenty-one (21) day period, Licensee shall have the right to send written notice of such failure to Licensor and MLAM shall thereafter approve or disapprove the relevant materials within ten (10) days or such materials shall be deemed approved.

(g) Qualitv Control The licensed goods and services in connection with which Licensee uses the licensed Marks shall be at least of a nature and quality currently used and licensed by Licensor. To this end Licensee will from time to time, not less than once each year, furnish Licensor with a representative sample of products manufactured for or licensed by Licensee and of printed materials bearing marks containing the licensed marks, so that MLAM may confirm that the quality standards are being maintained.

(h) Indemnification Licensee shall indemnify and hold harmless Major League Baseball Players Alumni Association, Major League Alumni Marketing, Inc., Major League Baseball Properties (Canada), Baseball Television, Inc. ("BTI") d/b/a Major League Baseball International, the American League of Professional Baseball Clubs and its individual member Clubs, and each of their respective successors and assigns harmless from any claim, suit, loss, damage, or expense (including reasonable attorney fees) arising out of any alleged defect in the product produced, distributed, or sold by Licensee or such licensees, bearing the Licensed Marks under the MLBPAA/MLBP, Inc. agreement or out of the manufacturing, rendering, labelling, selling, distributing, or advertising of product or services by Licensee, if any, bearing the licensed marks in violation of any law or regulation, and any breach by Licensee of the agreements, MLAM and Licensor shall promptly give notice to Licensee of any such claim or suit.

3.   Royalties

(a) Licensee agrees to pay to Licensor royalties ("Royalties") equal to * of Net Sales (as hereinafter defined).

(b) For purposes of this Agreement, "Net Sales" means the dollar amount of gross sales of Licensed Product made by Licensee in the Licensed Territory, after deducting bona fide credits for returns actually made. In computing Net Sales, no other deduction allowances or charges shall be made. Net Sales resulting from sales to any party direct or indirectly related to or affiliated with Licensee shall be based on the highest, non-discounted selling price at which Licensed Product was sold in the Licensed Territory. For purposes of calculating the Royalties due pursuant to this Section 3, a sale of a Licensed Product shall be deemed made when such Licensed Product is shipped or invoiced, whichever is sooner.

                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

(c) Licensee agrees to pay Licensor, in consideration for the rights granted herein, a minimum guaranteed royalty of * during the term, payable as follows: * due upon contract signing, * due non later than July 1, 2000.

4.   Term

     The term of this Agreement shall commence as of the date of this Agreement and end on December 31, 2001, unless sooner terminated in accordance with the provisions of Section 12 hereof or the option is exercised herein. Licensor and Licensee have the option to renew this Agreement for an additional one year term upon mutual agreement.

5.   Statements and Payments

     (a) Licensee shall provide to Licensor, and its representatives, within thirty (30) days after the end of each calendar quarter during the term of this Agreement and within thirty (30) days after the termination of this Agreement (each such calendar quarter and the remaining partial calendar quarter through the date of termination of this Agreement, being a "Royalty Period"), with a complete and accurate statement (a "Royalty Statement") of its Net Sales for such Royalty Period and the Royalties payable in connection therewith.
          Each Royalty Statement shall be certified as complete and accurate by Licensee. Such statement shall include, without limitation, an itemization, with respect to such Royalty Period, of (i) the number of units of Licensed Product sold in the Licensed Territory, the unit price at which each unit was sold and the total dollar amount of such gross sales, (ii) the total number of units returned for which credit was given and the total dollar amount of such credits, and (iii) the total Net Sales made in a Royalty Period shall be due and payable in full at the time that the applicable royalty Statement is actually delivered to Licensor, but in no event later than thirty (30) days after the expiration of such Royalty Period.

     (b) Acceptance by Licensor (or its representative) of a Royalty Statement or accompanying Royalty payment shall not preclude Licensor from at any time questioning the correctness of such Royalty Statement, or the amount of Royalties owed in respect of which such payment was made. In the event that any shortfalls, inconsistencies or mistakes are discovered within such period, they shall immediately be rectified by Licensee at its sole cost and expense.

     (c) All payments made hereunder shall be in United States Dollars drawn on a United States bank. Time is of the essence with respect to all payments to be made hereunder and interest at a rate of one and one-half percent (1.5%) per month (but if such rate is not permitted under the laws of the State of

     Virginia, then at the highest rate which is permitted to be paid under the laws of the State of Virginia) shall accrue on any amount due Licensor, calculated from the date on which payment was due.

(d) Licensee agrees to keep complete and accurate books and records of all sales of Licensed Product. Licensor and its representatives (such as its licensing representatives and outside counsel and accountants) shall have the right, upon reasonable written notice, during normal business hours, to examine or audit at their own cost and expense all applicable books and records of Licensee which relate to sales of Licensed Product and to make copies or take extracts therefrom. In the event that a deficiency of 5% or more is shown to exist between the amount of Royalties due as shown by an examination or audit covering the Royalty Period addressed by such Royalty Statement, Licensee shall pay for the cost of such examination and audit and shall make immediate payment to Licensor of such deficiency, along with the accrued interest thereon in accordance with paragraph (c) this Section 5.

(e) Licensee's books and records relating to this Agreement shall be retained for at least five (5) years after termination of this Agreement.

6.   Quality, Notices and Approvals

(a) Licensee warrants and represents that the quality and style of Licensed Product and all Promotional and Packaging Material relating to Licensed Product shall be of first class quality. Licensee may not use any Packaging and Promotional Material or sell or distribute any Licensed Product until such Promotional Material and Licensed Product, respectively, have been approved by Licensor pursuant to paragraph (c) of this Section 6 which approvals shall not be unreasonably withheld.

(b) All Packaging and Promotional Material and all Licensed Product shall contain the following legal notices (or such other notices or legends Licensor may from time to time request):

     "Official Licensed Product of the Major League Baseball Players Alumni Association"

     Licensee shall also include the symbol -TM- or -Registered Trademark- as appropriate, next to the Trademark, whenever the Trademark is used by Licensee.

(c) Prior to the use of any Promotional Material and/or the sale, offering for sale, distribution or advertising of Licensed Product, Licensee shall, at its own cost and expense, submit to Licensor and its designated representative, for Licensor's approval two (2) samples each of the Licensed Product intended to be sold and distributed and two (2) samples of all Promotional Material intended to be used in connection therewith. Licensor may require that Licensee submit to Licensor and its designated representative, for Licensor's approval, an additional sample for each sample reasonably disapproved by Licensor. Licensee shall not use any such Promotional Material nor sell or distribute any such Licensed Product until Licensor shall have approved in writing, such material and product, based upon its examination of the submitted samples. Licensor shall notify Licensee of such approval or disapproval within thirty (30) days after Licensor's receipt of such items. All samples submitted by Licensor shall be the exclusive property of Licensor, to be used by Licensor as it sees fit.

(d) Licensee shall maintain the quality of all Licensed Product and Promotional Material at least as high as the quality of the samples of Licensed Product approved by Licensor pursuant to paragraph (c) of this Section 6.

7.   Goodwill of Trademark

(a) Licensee acknowledges the value of the goodwill associated with the Marks and that the Marks are distinctive and have acquired secondary meaning. Licensee agrees, during the term of this Agreement and thereafter never to challenge the rights of MLBPAA, MLAM or the Licensor in the Marks or the validity of the license herein granted.

(b) Licensee acknowledges and agrees that the Marks, the goodwill associated with the Trademark, and all rights pertaining to the Marks and such goodwill are and shall remain the exclusive property of Licensor. Licensee further acknowledges and agrees that its use of the Marks pursuant to the terms of this Agreement insures solely to the benefit of MLBPAA and that Licensee shall not acquire any rights in the Marks.

(c) Licensee shall promptly comply with all reasonable instructions and specifications from time to time communicated by Licensor in connection with the use and display of the Marks at Licensor's cost.

8.   Service Marks and Trademark Protection and Infringements

(a) Licensee agrees that it shall not, at any time: (i) apply for any registration of any Service Marks or Trademark or other designation which would adversely affect Licensor's rights in the Marks; (ii) file any document with any governmental authority to take any action which would adversely affect Licensor's rights in the Marks; (iii) use or authorize the use of any Marks, trade name or other designation identical with or confusingly similar to the Marks; (iv) use the Marks, or sell, offer to sell, distribute or advertise Licensed Product in any manner that does not comply with the provisions of all applicable federal, state and local laws and regulations, including, without limitation, those relating to the use of Marks; (v) use or display the Marks in a manner which, in the judgment of Licensor, might be confusing or deceptive or might injure the goodwill and reputation associated with the Mark; or (vi) otherwise commit any act which would create a potential liability on the part of Licensor or would adversely affect the goodwill and reputation of the Marks.

(b) Licensor shall have the exclusive right, but not the obligation, to prosecute, defend and/or settle at its own cost and expense and in its sole discretion, all actions, proceeding and claims involving the Marks, and to take any other action that it deems proper or necessary for the protection and preservation of its rights in the Marks. In its sole option, Licensor may take any action described above in its own name and/or in the name of Licensee, and Licensee will co-operate fully therewith. All expenses of any action taken by Licensor shall be borne by Licensor, and all relief granted in connection therewith shall be solely for the account of Licensor. Licensee will not claim or reserve any rights against Licensor as the result of any such action. Licensee shall notify Licensor promptly of any adverse, pending or threatened action in respect of the Marks, and of any use by others which would or might tend to be adverse to the rights of the Licensor.

(c) Without limiting of any of the foregoing provisions of this Section 8, Licensee agrees to take such other actions as are necessary or appropriate, in the Licensor's judgment and at Licensor's expense, to protect MLBPAA's rights in the Marks.

9.   Licensor's Right to Purchase Licensed Product

     Licensor may, in its discretion, from time to time during the term of this Agreement, purchase Licensed Product from Licensee in such quantities as are reasonably requested from time to time by Licensor. The price of such purchases shall be the lowest actual wholesale price (after deducting the greatest discount or other allowance offered any wholesale purchaser) charged by Licensee of Licensed Product, and are not subject to royalties.

10.  Representations and Warranties

     Licensee represents and warrants to Licensor:

     (i) that it is a corporation duly organized, validly, existing and in good standing under the laws of Delaware;

     (ii) that it has the full right, power and authority to enter into, and to perform the obligations contemplated in this Agreement;

     (iii) that this Agreement constitutes a legal, valid and binding obligation of Licensee, enforceable in accordance with its terms;

     (iv) that neither Licensee nor any of its officers, directors, or shareholders is subject or a party of any agreement, obligation, claim, action, order or judgment, in effect, pending or threatened, which could adversely affect or otherwise interfere with the Licensee's performance under this Agreement.

     Licensor represents and warrants to Licensee:

     (v) that it has and will have, throughout the term of this agreement, the right to license the Marks in accordance with the terms and provisions of this Agreement.

     (vi) the entering of this Agreement by Licensor does not violate any agreements rights or obligations existing between Licensor and any other person, firm or corporation.

11.  Indemnification, Insurance and Injunctive Relief

     (a) Licensee hereby agrees to defend, indemnify, and hold Licensor harmless from and against any damages, losses, liabilities, claims, demands, causes of action, judgments, costs and expenses (including, without limitation, reasonable attorneys fees) arising out of or relating to (i) Licensee's manufacture, sale, offering for sale, distribution or advertising of Licensed Product or (ii) Licensee's misrepresentation or breach of warranty or covenant under this Agreement. MLAM hereby agrees to indemnify, defend and hold Licensee and its owners, shareholders, directors, officers, employees, agents, representatives successors and assigns harmless from any claims, suits, damages or costs (including reasonable attorneys' fees and expenses) arising from (i) challenges to MLAM's authority as agent for and pursuant to authority granted by MLAM to license the Alumni (as defined above) in connection with the manufacture, distribution, promotion, advertisement and sale of the Products or (ii) assertions to any claim of right or interest in or to the Alumni as authorised and used in the Products provided in each case that Licensee shall give prompt written notice, cooperation and assistance to MLAM relative to any such claim or suit, and provided further in each case that MLAM shall have the option to undertake and conduct the defense of any suit so brought (including without limitation, selecting in its sole discretion, counsel therefore) and to engage in settlement thereof at its sole discretion. MLAM shall give Licensee notice of the making of any claim or the institution of any action hereunder against MLAM and MLAM shall direct Licensee as to whether MLAM chooses to defend the action and select counsel therefor, or whether Licensee is to handle the defense of the action. Licensee shall retain the right to join in any and all claims.

     (b) During the term of this Agreement, the Licensee shall maintain in force an occurrence based policy of general liability insurance, with a vendor's broad form endorsement, having policy limits of $2,000,000 publisher's liability coverage. Within thirty days after execution of this Agreement, Licensee shall provide Licensor with a corresponding certificate of insurance. Each policy of insurance required to be maintained by Licensee during the term of this Agreement shall name Licensor as an additional insured and shall state that such policy shall not be cancelled or terminated without thirty (30) days prior written notice to Licensor and shall include a statement indicating inclusion of the contractual assumption of liability. Each policy shall further provide that any other insurance maintained by the Licensor shall constitute excess insurance.

     (c) Licensee acknowledges and agrees that Licensor is entering into this Agreement not only in consideration of the royalties to be paid under this Agreement but also for the promotional value to be sourced by Licensor as a result of Licensee's use of the Marks pursuant to this Agreement, and that Licensee's breach of terms of this Agreement, including, without limitation, its failure to comply with the standards and obligations set forth in sections 1 (d), 6, 7 and 8 hereof, may result in immediate and irreparable damage to Licensor. Accordingly, Licensee acknowledges and agrees that Licensor shall have no adequate remedy for such breach or failure and that in the event of such breach or failure, Licensor shall be entitled, in addition to all other remedies available at law or in equity, to equitable relief by way of temporary and permanent injunctions and such other further relief as any court or component jurisdiction may deem just and proper. The terms of this paragraph (c) shall survive the termination of this Agreement.

12.  Termination

     (a) If at any time during the term of this Agreement any of the following events occurs, Licensor may, in its reasonable discretion and in addition to any other rights and remedies it may have, terminate this Agreement immediately upon written notice to the Licensee:

     (i) if Licensee shall not have begun the production of Licensed Product in commercial quantities within ninety (90) days after the date of this Agreement; or

    (ii) if Licensee shall fail to make any payment when due under this Agreement; or

   (iii) if Licensee shall not have paid Royalties in any Contract Year based upon actual sales within the Licensed Territory of Licensed Product by Licensee during such Contract Term; or

    (iv) if Licensee shall default in the performance of any covenant or obligation required to be performed by Licensee under the terms of this Agreement; or

     (v) if Licensee shall cease to function as a going concern by suspending or discontinuing its business or ceases to manufacture or sell Licensed Product for any reason except for periodic shutdowns in the ordinary course of business and interruptions caused by strike, labor dispute or any other events over whicH it has no control; or

    (vi) if a voluntary petition or other proceeding shall be filed or otherwise commenced by or against Licensee under any bankruptcy or insolvency law or under the reorganization provisions of any law of like import, or if a receiver of Licensee or of Licensee's property shall be appointed, or if Licensee shall make an assignment for the benefit of its creditors or if Licensee is unable to, or does not, pay its debts as they become due.

     (b) Upon the expiration or earlier termination of this Agreement, all rights granted to Licensee under this Agreement shall automatically revert to Licensor.

     (c) Upon the expiration or earlier termination of this Agreement, Licensee shall not be relieved of any of its obligations or liabilities pursuant to this Agreement, including, without limitation, its obligations to pay Royalties as provided for in this Agreement.

13.  Final Statement Upon Termination or Expiration

     Licensee shall deliver to Licensor, as soon as practicable, but not later than sixty (60) days following expiration or termination, a statement indicating the number and description of Licensed Product(s) on hand together with a description of all advertising and promotional material relating thereto. Following expiration or termination, Licensee shall not continue to manufacture the Licensed Product(s), however, if Licensee has complied with all the terms of this Agreement including, but not limited to, complete a timely payment of the consideration set forth above, then Licensee may continue to distribute and sell its remaining inventory on a non-exclusive basis for a period not to exceed sixty (60) days following such termination or expiration, subject to payment of applicable royalties in relation thereto. In the event this Agreement is terminated by Licensor for cause, Licensee shall be deemed to have forfeited its sell-off rights hereunder. If Licensee has any remaining inventory of the Licensed Product(s) following such sixty (60) day period, or upon the date this Agreement is terminated for cause, Licensee shall at Licensor's option deliver up to Licensor for destruction of said remaining inventory or furnish to Licensor an affidavit attesting to the destruction of said remaining inventory. Licensor shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement. In the event that Licensee refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its rights hereunder to dispose of such inventory. In addition to the forfeiture, Licensor shall have recourse to all legal remedies available to it.

14.      General

     (a) This Agreement constitutes the entire agreement between Licensor and Licensee pertaining to the subject matter hereof and supersedes all previous agreement and understandings, oral or written, relating to the subject matter hereof. This Agreement may not be amended or modified, or the performance of any item or provision herein waived, except in writing executed by all parties to this Agreement.

     (b) All notices, approvals and other communication provided for this Agreement shall be made in writing and delivered personally or by certified mail, return and receipt requested, postage prepaid, to the parties at their addresses, or to such address as either party may specify by written notice to the other, and shall be deemed given when received.

     (c) Licensee expressly acknowledges and agrees that it is acting as an independent contractor and not an employee or agent of Licensor, and that nothing herein contained shall constitute a partnership or a joint venture between Licensee and Licensor. Licensee shall have no right or authority to bind or obligate Licensor in any manner whatsoever and shall not expressly or impliedly incur any liability or obligation on behalf of Licensor.

     (d) This Agreement and all rights and duties hereunder are personal to Licensee and shall not be assigned by Licensee without the express written approval of Licensor. Nor shall Licensee without such written approval sublicense, make subject to a security interest or otherwise encumber or transfer any of the rights granted herein. Licensor shall have the right to assign this Agreement, with or without the consent of Licensee, in which event Licensor shall be relieved of any and all obligations hereunder.

     (e) A waiver by either party of any term or condition in this Agreement in one instance shall not be deemed or construed to be a waiver of such term or









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

          condition in the future, or of any subsequent breach hereof, whether of the same or of a different nature.

     (f) All questions concerning this Agreement, the rights and obligations of the parties, the enforcement thereof, and the validity, effect, interpretation and construction thereof, shall be governed by and determined under the substantive laws of the State of Virginia applicable to contracts entered into and to be fully performed therein. Any claim or controversy arising out of or relating to this Agreement shall be brought exclusively in any federal or state court of competent jurisdiction located in the State of Virginia. Each of the parties, by its execution and delivery of this Agreement, expressly and irrevocably consents and submits to the exclusive personal jurisdiction of any of such courts in connection with any such claim or controversy. Each of the parties further irrevocably consents to the service of any complaint, summons, notice or other process relating to any action or proceeding concerning such claim or controversy by delivery thereof to such party by hand or by certified or registered mail in the manner prescribed in paragraph (b) of this section 14.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized office as the date first above written.



MAJOR LEAGUE ALUMNI MARKETING:         ULTIMATE SPORTS
                                       ENTERTAINMENT, INC



By:                                    By:

Title:                                 Title:

Date:                                  Date:


PERFORMANCE LICENSING COMPANY:

By:                                    Date:

Title:
      --------------------------



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